AMENDMENT NO. 1
TO
INVESTMENT SUB-ADVISORY AGREEMENT
     THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is effective as of October 11, 2004, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”) and AIG GLOBAL INVESTMENT CORP. (the “Sub-Adviser”).
RECITALS
     WHEREAS, VALIC and VALIC Company II (“VC II”) (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and
     WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 (the “Agreement”), with respect to the VC II Covered Funds with the Sub-Adviser; and
     WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition as a Covered Fund of the International Small Cap Equity Fund; and
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:
1.	Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect the addition of the new Covered Fund set forth below. The revised Schedule A is also attached hereto.

Covered Fund	Fee
International Small Cap Equity Fund	0.50%
Sub-Adviser shall manage the International Small Cap Equity Fund assets and shall be compensated as noted above.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
By:	/s/ EVELYN CURRAN
	Name:	Evelyn Curran
	Title:	Senior Vice President

AIG GLOBAL INVESTMENT CORP.
By:	/s/ HANS DANIELSSON
	Name:	Hans Danielsson
	Title:	Senior Managing

SCHEDULE A
Effective October 11, 2004
Annual Fee computed at the following annual rate, based on average daily net asset value for each month and payable monthly:

Covered Fund	Fee
Aggressive Growth Lifestyle Fund	0.10%

Conservative Growth Lifestyle Fund	0.10%

Core Bond Fund	0.25% on first $200 million
0.20% on next $300 million
0.15% on assets over $500 million

High Yield Bond Fund	0.45% of first $200 million
0.35% on next $300 million
0.30% over $500 million

International Small Cap Equity Fund	0.50%

Moderate Growth Lifestyle Fund	0.10%

Socially Responsible Fund	0.125%

Strategic Bond Fund	0.35% of first $200 million
0.25% on next $300 million
0.20% over $500 million